EXHIBIT 99

OPTIMARK HOLDINGS, INC.

2001 SERIES F PREFERRED STOCK PLAN

                Purposes of the Plan. The purposes of this Plan are (i) to attract and retain the best available personnel, (ii) to provide additional incentive to Employees, Directors and Consultants, and (iii) to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. In addition, Stock Purchase Rights and Preferred Stock Equivalents may also be granted or awarded under the Plan.

                1.        Definitions.  As used herein, the following definitions shall apply:

                            (a)     “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 of the Plan.

                            (b)     “Applicable Laws” means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Preferred Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

                           (c)     “Award” means an award of Options, Stock Purchase Rights or Preferred Stock Equivalents pursuant to the terms of the Plan.

                           (d)     “Board” means the Board of Directors of the Company.

                           (e)      “Cause” means (i) any act of personal dishonesty taken by the Optionee in connection with Optionee’s responsibilities with the Company and intended to result in substantial personal enrichment of the Optionee, (ii) Optionee’s conviction of or plea of nolo contendere to a felony, (iii) a willful act by the Optionee which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Optionee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Optionee has not substantially performed his duties, continued violations by the Optionee of the Optionee’s obligations to the Company which are demonstrably willful and deliberate on the Optionee’s part.

                           (f)     “Change of Control” means the occurrence of any of the following events:

                                      (i)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

                                      (ii)     A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors; or

                                     (iii)      The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or

                                      (iv)     The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an acquiror, where immediately after such sale, the stockholders of the Company immediately prior to such sale (other than any corporation or other person controlling, controlled by or under common control with the acquiror) own, directly or indirectly, in the aggregate, voting securities of the acquiror having less than a majority of the voting power of the issued and outstanding voting securities of the acquiror.

                           (g)     “Code” means the Internal Revenue Code of 1986, as amended.

                           (h)     “Committee” means a committee of Directors appointed by the Board in accordance with Section 3 of the Plan.

                           (i)     “Company” means OptiMark Holdings, Inc., a Delaware corporation.

                           (j)     “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

                           (k)     “Director” means a member of the Board.

                           (l)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

                           (m)     “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

                           (n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                           (o)     “Fair Market Value” means, as of any date, the value of Preferred Stock determined as follows:

                                      (i)     If the Preferred Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                                      (ii)     If the Preferred Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Preferred Stock shall be the mean between the high bid and low asked prices for the Preferred Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                                     (iii)      In the absence of an established market for the Preferred Stock, the Fair Market Value shall be determined in good faith by the Administrator.

                           (p)     “Incentive Stock Option” means an Option granted to an Employee that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder and is designated in the Option Agreement and Notice of Grant as an Incentive Stock Option.

                           (q)     “Incumbent Directors” shall mean Directors who either (i) are Directors as of June 29, 2001, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company)

                           (r)     “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

                           (s)     “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement and Restricted Stock Purchase Agreement.

                           (t)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                           (u)     “Option” means a stock option granted pursuant to the Plan.

                           (v)     “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

                           (w)     “Optioned Stock” means the Preferred Stock subject to an Option or Stock Purchase Right.

                           (x)     “Optionee” means the holder of an outstanding Award granted under the Plan.

                           (y)     “Parent” means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

                           (z)     “Plan” means this 2001 Series F Preferred Stock Plan, as amended, restated, supplemented or otherwise modified from time to time.

                         (aa)     “Predecessor Plan” means collectively, the Company's 1994 Stock Plan and 1999 Stock Plan, each as amended and, in effect immediately prior to the effective date of this Plan.

                         (bb)     “Preferred Stock” means shares of the Company’s Series F Preferred Stock, par value $.01 per share.

                          (cc)     “Preferred Stock Equivalent” means an unfunded and unsecured right to receive Shares in the future that may be granted to a Service Provider pursuant to Section 11.

                         (dd)     “Preferred Stock Equivalent Agreement” means a written agreement between the Company and a Service Provider evidencing the terms and conditions of an individual Preferred Stock Equivalent grant.

                          (ee)     “Restricted Stock” means shares of Preferred Stock acquired pursuant to a grant of Stock Purchase Rights under Section 10 of the Plan.

                           (ff)     “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

                         (gg)      “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

                         (hh)     “Section 16(b)” means Section 16(b) of the Exchange Act.

                         (ii)     “Service Provider” means an Employee, Director or Consultant. In accordance with Section 3(b)(ii), a Service Provider shall not be entitled to Awards under this Plan solely by reason of being an Employee, Director or Consultant.

                          (jj)     “Share” means a share of Preferred Stock, as adjusted in accordance with Section 13 of the Plan.

                          (kk)     “Stock Purchase Right” means the right to purchase Preferred Stock pursuant to Section 10 of the Plan, as evidenced by a Notice of Grant.

                          (ll)     “Subsidiary” means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

                2.       Stock Subject to the Plan.

                           (a)     Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares authorized for issuance under the Plan is 7,400,000; provided, however that no shares of capital stock of the Company, including, without limitation, shares of capital stock available for future issuance under the Predecessor Plan, are included for issuance under the Plan. The Shares may be authorized, but unissued, or reacquired Preferred Stock. The Company may transfer, or set aside for transfer, the maximum number of Shares authorized under the Plan, pursuant to grants of either Incentive Stock Options, Nonstatutory Stock Options, Stock Purchase Rights or Preferred Stock Equivalents, or any combination thereof.

                           (b)     If an Award expires or becomes unexercisable without having been exercised or converted in full, the unpurchased or unissued Shares which were subject thereto shall become available for future issuance under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Stock Purchase Right or conversion of a Preferred Stock Equivalent, shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future award under the Plan.

                3.       Administration of the Plan.

                           (a)     Procedure.

                                     (i)      Multiple Administrative Bodies.  The Plan may be administered by different Committees with respect to different groups of Service Providers.

                                      (ii)     Section 162(m).  To qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

                                      (iii)     Rule 16b-3.  To qualify transactions hereunder as exempt under Rule 16b-3, the transactions shall be structured to satisfy the requirements for exemption under Rule 16b-3.

                                      (iv)     Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

                           (b)     Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                                     (i)     to determine the Fair Market Value;

                                    (ii)     to select the Service Providers to whom Awards may be granted hereunder;

                                   (iii)     to determine the number of Shares to be covered by each Award granted hereunder;

                                   (iv)     to approve forms of agreement for use under the Plan;

                                    (v)     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), the time or times when Preferred Stock Equivalents may be converted to Shares, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Awards or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                                    (vi)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

                                   (vii)     to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred treatment under foreign laws;

                                  (viii)     to modify or amend each Award (subject to Section 15(c) of the Plan), including (without limitation) the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

                                      (ix)     to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right or upon the conversion of a Preferred Stock Equivalent that number of Shares having a Fair Market Value equal to (or less than) the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

                                     (x)     to authorize any person to execute on behalf of the Company any instrument required to effect an Award previously granted by the Administrator; and

                                     (xi)     to make all other determinations deemed necessary or advisable for administering the Plan.

                           (c)     Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Awards.

                4.       Eligibility.   Nonstatutory Stock Options, Stock Purchase Rights and Preferred Stock Equivalents may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

                5.       Limitations.

                           (a)     Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation as an Incentive Stock Option, to the extent that either (i) shareholder approval is not obtained within twelve months of the date of Board approval of the Plan, as required by Section 19 hereof, or (ii) the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.

For purposes of this Section 5(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

                           (b)     Neither the Plan nor any Award shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without Cause.

                6.       Term of Plan.   Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

                7.      Term of Option.   The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

                8.       Option Exercise Price and Consideration.

                           (a)     Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

                                      (i)     In the case of an Incentive Stock Option

                                               (A)     granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                                               (B)      granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                                     (ii)     In the case of a Nonstatutory Stock Option

                                               (A)     granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                                               (B)     granted to any other Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant. However, the per Share exercise price of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                                     (iii)     Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

                           (b)     Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

                           (c)     Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

                                     (i)     cash;

                                     (ii)    check;

                                    (iii)    other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

                                     (iv)     consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

                                     (v)     a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

                                     (vi)     any combination of the foregoing methods of payment; or

                                    (vii)     such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

                Notwithstanding any of the forgoing, the Administrator may permit an Option to be exercised by delivery of a full-recourse promissory note secured by the purchased Shares. All other terms of such promissory note shall be determined by the Administrator in its sole discretion.

                9.      Exercise of Option.

                           (a)      Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Except in the case of Options granted to Officers, Directors and Consultants, Options shall become exercisable at a rate of no less than 25% per year over four (4) years from the date the Options are granted. Unless the Administrator provides in writing otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

                                      An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

                                      Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                           (b)     Termination of Relationship as a Service Provider.  If an Optionee ceases to be a Service Provider, other than upon the Optionee's Disability or death, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement of at least ninety (90) days to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for ninety (90) days following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                           (c)     Disability of Optionee.   If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement of at least six (6) months to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for one (1) year following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                           (d)      Death of Optionee.  If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement of at least six (6) months (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable by the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for six (6) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                           (e)     Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

                10.       Stock Purchase Rights.

                           (a)     Rights to Purchase.  Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The terms of the offer shall comply in all respects with Section 260.140.42 of Title 10 of the California Code of Regulations. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

                           (b)     Repurchase Option.  Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including Disability or death). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. Except with respect to Shares purchased by Officers, Directors and

Consultants, the repurchase option shall in on case lapse at a rate of less than 20% per year over five (5) years from the date of purchase.

                           (c)     Other Provisions.   The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

                           (d)     Rights as a Stockholder.   Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

                11.       Preferred Stock Equivalents.

                           (a)     Award of Preferred Stock Equivalents.  Preferred Stock Equivalents may be awarded to Service Providers either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. An Award of Preferred Stock Equivalents shall be made pursuant to a Preferred Stock Equivalent Agreement in such form as is determined by the Administrator.

                           (b)     Bookkeeping Accounts; Nontransferability.  The number of Preferred Stock Equivalents awarded pursuant to Section 11(a) to each Service Provider shall be credited to a bookkeeping account established in the name of the Service Provider. The Company’s obligation with respect to such Preferred Stock Equivalents shall not be funded or secured in any manner. A Service Provider’s right to receive Preferred Stock Equivalents may not be assigned or transferred, voluntarily or involuntarily, except as expressly provided herein.

                           (c)     Dividends.  If the Company pays a cash dividend with respect to the Shares at any time while Preferred Stock Equivalents are credited to a Service Provider0’s account, there shall be credited to the Service Provider’s account additional Preferred Stock Equivalents equal to (a) the dollar amount of the cash dividend the Service Provider would have received had he or she been the actual owner of the Shares to which the Preferred Stock Equivalents then credited to the Service Provider’s account relate, divided by (b) the Fair Market Value of one Share of the dividend payment date. The Company will pay the Service Provider a cash payment in lieu of fractional Preferred Stock Equivalents on the date of such dividend payment.

                           (d)     Conversion.  The Company shall deliver to the Service Provider (or his or her designated beneficiary or estate) a number of Shares equal to the whole number of Preferred Stock Equivalents then credited to the Service Provider’s account, at such time or times as specified in the Service Provider’s Preferred Stock Equivalent Agreement, or as otherwise provided herein.

                           (e)     Stockholder Rights.  A Service Provider (or his or her designated beneficiary or estate) shall not be entitled to any voting or other stockholder rights as a result of the credit of Preferred Stock Equivalents to the Service Provider’s account, until certificates representing Shares are delivered to the Service Provider (or his or her designated beneficiary or estate) upon conversion of the Service Provider’s Preferred Stock Equivalents pursuant to Section 11(d).

                12.       Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate and shall comply with Section 260.140.41 of Title 10 of the California Code of Regulations.

                13.       Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

                           (a)     Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Preferred Stock Equivalents credited to a Service Provider’s account under Section 11(b), and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Preferred Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

                           (b)     Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator may, in its discretion, provide: (i) for an Optionee to have the right to exercise his or her Option until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable, (ii) that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated; and (iii) that any Preferred Stock Equivalents credited to a Service Provider’s account under Section 11(b) shall convert into Shares (as provided in Section 11(d)) immediately prior to the consummation of any such dissolution or liquidation. To the extent it has not been previously exercised or converted, an Award will terminate immediately prior to the consummation of such proposed action.

                           (c)     Merger or Asset Sale.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute such Awards: (i) each Optionee shall vest in fifty percent (50%) of Optionee’s unvested Options, which shall be determined as of the date that the successor corporation indicates its refusal to assume or substitute such Awards, and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable; (ii) any Company repurchase option applicable to any Shares acquired upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares; and (iii) Preferred Stock Equivalents credited to a Service Provider’s account under Section 11(b) shall convert into Shares (as provided in Section 11(d)) immediately prior to the merger or sale of assets. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. If a Preferred Stock Equivalent converts to Shares in such event, the Administrator shall notify the Optionee at least fifteen (15) days prior to the consummation of the proposed transaction. For the purposes of this paragraph, an Award shall be considered assumed if, following the merger or sale of assets, the award confers the right to purchase or receive, for each Share of Optioned Stock subject to an Option or Stock Purchase Right or for each Preferred Stock Equivalent immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Preferred Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right or upon conversion of each Preferred Stock

Equivalent, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Preferred Stock in the merger or sale of assets.

                           (d)     Termination without Cause Following Change of Control.  In the event of a Change of Control, if an Optionee is terminated by the Company (or the successor entity) without Cause within one (1) year following such Change of Control, Optionee shall vest in vest in fifty percent (50%) of Optionee’s unvested Options, which shall be determined as of the date of such termination, and have the right to exercise his or her Option or Stock Purchase Right as to all of the Shares subject to each such Option or Stock Purchase Right and any of Optionee’s Preferred Stock Equivalents shall automatically convert into Shares (as provided in Section 11(d)), including Shares as to which such Award would not otherwise be vested, exercisable or convertible.

                14.       Date of Grant.   The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

                15.       Amendment and Termination of the Plan.

                           (a)     Amendment and Termination.   The Board may at any time amend, alter, suspend or terminate the Plan.

                           (b)     Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

                           (c)      Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

                16.       Conditions Upon Issuance of Shares.

                           (a)     Legal Compliance.  Shares shall not be issued pursuant to the exercise or conversion of an Award unless the exercise or conversion of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                           (b)     Investment Representations.  As a condition to the exercise or conversion of an Award, the Company may require the person exercising or converting such Award to represent and warrant at the time of any such exercise or conversion that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

                17.       Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

                18.       Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                19.       Stockholder Approval.  The Plan insofar as it provides for the grant of Incentive Stock Options shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. The date of adoption of the Plan by the Board shall be the date of Board action rather than the date of stockholder approval. In the event stockholder approval is not obtained with respect to the grant of an Option designated as an Incentive Stock Option in the Option Agreement and Notice of Grant, such Option shall be regarded as a Nonstatutory Stock Option the grant date of which shall be the date set forth in the Option Agreement and Notice of Grant. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

                 20.      Information to Optionees and Purchasers.   The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.